EXHIBIT 21

WEYERHAEUSER COMPANY AND SUBSIDIARIES

Name	State or Country of Incorporation
Weyerhaeuser NR Company	Washington
D&E Water Resources, LLC	Delaware
Greenway Properties, LLC	Maine
Highland Mineral Resources, LLC	Delaware
King Road Aggregates LLC	Delaware
ver Bes' Insurance Company	Vermont
Weyerhaeuser International, Inc.	Washington
Weyerhaeuser Company Limited	Canada
Weyerhaeuser Japan Ltd.	Japan
Weyerhaeuser SC Company	Washington
Weyerhaeuser Services, Inc.	Delaware
Weyerhaeuser Timber Holdings, Inc.	Delaware